Exhibit 99.1

FOXHOLLOW TECHNOLOGIES REPORTS FOURTH QUARTER AND

FULL-YEAR 2006 FINANCIAL RESULTS

REDWOOD CITY, Calif., February 13, 2007—FoxHollow Technologies (NASDAQ: FOXH), which manufactures and markets minimally invasive devices for the treatment of peripheral artery disease (PAD), today reported results for the fourth quarter and full year 2006.

For the quarter ended December 31, 2006, the company reported revenues of $44.5 million, a six percent increase over revenues of $41.9 million in the fourth quarter a year ago. Revenues for the fourth quarter of 2006 include $39.9 million in product revenues and $4.6 million of research collaboration revenues related to the company’s partnership with Merck & Co.

FoxHollow reported a net loss of $4.9 million, or $0.18 per share, in the fourth quarter of 2006 compared with a net loss of $160,000, or $0.01 per share, in the same period a year ago. The company reported a gross margin on product revenues of 74 percent compared with 70 percent in the same period a year ago.

For the full year 2006, FoxHollow reported revenues of $193.1 million, a 51 percent increase over revenues of $128.2 million in fiscal 2005. The company reported a net loss of $12.2 million, or $0.48 per share, compared with a net loss of $11.6 million, or $0.51 per share, in fiscal 2005.

In analyzing the company’s operations and financial performance, investors may wish to consider the impact of the following charges which are included in costs and expenses under generally accepted accounting principles:

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Stock-based compensation	$3,074	$1,240	$23,695	$7,077
Lease termination charges	3,415	—	3,415	—

Total charges	$6,489	$1,240	$27,110	$7,077

“While our financial performance during the fourth quarter fell short of our expectations, 2006 was, nevertheless, a year of many remarkable accomplishments for FoxHollow,” noted Dr. John Simpson, chief executive officer of the company. “We grew revenues by over 50 percent, entered into a major expansion of our collaboration with Merck and made significant progress in our product development initiatives, including the launch of the MiniHawk and the first-in-man use of our NightHawk on-board imaging technology. I take pride in these results and want to thank all FoxHollow employees for making them happen,” he continued.

In a press release dated January 8, 2006, FoxHollow provided an update on its corporate strategy, based on the results of an extensive market analysis of more than 200 clinicians and their approaches for treating peripheral artery disease.

“The findings of this study validated our increased focus on product development, clinical trial programs and business development—as we address the various segments within the PAD market and seek to foster increased adoption among the less frequent SilverHawk users,” Simpson noted.

Other recently announced developments within the company include:

•

Entry into an agreement with ev3 Inc. to conduct a joint clinical study of FoxHollow’s calcium cutting device (the RockHawk) and ev3’s SpideRX embolic protection device. As part of the agreement, FoxHollow will have the exclusive right to market the two devices together in the United States.

•

Plans to conduct a new clinical trial that will randomize the SilverHawk against another mainstream therapy for PAD. The study will directly compare the efficacy and safety of the SilverHawk to balloon angioplasty. The company expects to have the trial design completed by the end of the first quarter.

•

The naming of Michael Ennen, M.D. as vice president, global marketing. Dr. Ennen comes to FoxHollow from the consulting firm of McKinsey & Company and previously was associated with the investment banking firm of Goldman Sachs and Stanford University’s Office of Medical Development.

•	The departure at the end of the current quarter of FoxHollow’s senior vice president of sales. An active search is underway for a new head of the company’s 200-plus person sales organization.

“We are well-positioned in the large and growing PAD market, and we are confident in our strategies for increasing our share of that market. We expect to hit a number of key product introduction milestones during 2007 and continue to produce compelling clinical data that demonstrates the efficacy of our offerings,” noted Duke Rohlen, the company’s president of strategic operations.

“At the same time, over the past several months, we have expanded the company’s product portfolio through our acquisition of Kerberos Proximal Solutions and our partnership with ev3, and we will continue to explore strategic opportunities that can further our strong position in the treatment of PAD,” he added.

Guidance for Fiscal 2007

FoxHollow expects revenues in fiscal 2007 will be in the range of $205-$215 million. This includes $173-$183 million in product revenues and $32 million in research collaboration revenues. The company expects net income on a GAAP basis in 2007 of breakeven to $6.0 million and earnings per diluted share of $0.00-$0.20. Included in these figures are approximately $15 million in non-cash stock-based compensation expense and $1.6 million in amortization of purchased intangible assets.

Conference Call

The company will hold a conference call today at 2 p.m. Pacific Time (5 p.m. Eastern). The teleconference can be accessed via the investor relations section of the company’s website at http://investor.foxhollowtech.com, or by calling 800-322-9079 (domestic) or 973-582-2717 (international). Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available four hours after the conference call concludes through 12 a.m. Eastern Time, February 27, 2007, by dialing 877-519-4471 (domestic) or 973-341-3080 (international), passcode 8414274. An online archive of the webcast will be available for a minimum of two months by accessing the investor relations portion of the website at http://investor.foxhollowtech.com.

About FoxHollow Technologies

FoxHollow Technologies, Inc. develops and markets minimally invasive devices for the removal of plaque and thrombus for the treatment of peripheral artery disease (PAD). PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk Plaque Excision System is a minimally invasive method of removing obstructive plaque and restoring blood flow to the legs and feet. The company’s Rinspirator thrombectomy system removes thrombus, or blood clots, from occluded arteries in patients suffering from PAD or coronary artery disease (CAD). For more information, please visit our website at http://www.foxhollowtech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the company’s financial guidance for 2007, expectations regarding future product releases and clinical trials are forward-looking statements involving risks and uncertainties. FoxHollow’s fourth quarter 2006 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included under the caption, “Factors Affecting Future Operating Results,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 9, 2006, and available on our investor relations website at http://investor.foxhollowtech.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8449

investorrelations@foxhollowtech.com

Robin Gaffney

Media Relations

650-421-8614

rgaffney@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$59,546	$24,249
Short-term investments	107,369	35,666
Accounts receivable, net	19,450	21,831
Research collaboration receivable	2,826	—
Inventories	14,346	15,607
Prepaid expenses and other current assets	2,826	1,846

Total current assets	206,363	99,199
Property and equipment, net	8,328	8,442
Intangibles, net	12,116	—
Goodwill	19,186	—
Other assets	1,119	564

Total assets	$247,112	$108,205

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,385	$7,072
Accrued liabilities	13,320	11,163
Deferred revenue, current	32,444	6,206

Total current liabilities	55,149	24,441
Deferred revenue	5,968	—

Total liabilities	61,117	24,441

Stockholders’ equity:
Common stock	29	24
Additional paid-in capital	285,129	178,011
Deferred stock-based compensation	(1,866)	(9,066)
Other comprehensive income (loss)	38	(99)
Accumulated deficit	(97,335)	(85,106)

Total stockholders’ equity	185,995	83,764

Total liabilities and stockholders’ equity	$247,112	$108,205

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Product	$39,885	$39,515	$182,245	$125,362
Research collaboration	4,634	2,363	10,840	2,794

Net revenue	44,519	41,878	193,085	128,156

Costs and expenses:
Product	10,176	11,760	42,136	39,335
Research collaboration	410	408	3,128	614
Research and development	5,546	2,846	20,115	10,321
Selling, general and administrative	33,661	27,585	142,494	91,396
Amortization of purchased intangible assets	395	—	474	—

Total costs and expenses	50,188	42,599	208,347	141,666

Loss from operations	(5,669)	(721)	(15,262)	(13,510)

Interest and other income and expense, net	1,623	561	3,838	1,899

Loss before income taxes	(4,046)	(160)	(11,424)	(11,611)

Provision for income taxes	805	—	805	—

Net loss	$(4,851)	$(160)	$(12,229)	$(11,611)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.01)	$(0.48)	$(0.51)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	27,571	23,642	25,521	22,975